Exhibit 10.14

November 18, 2025

Michele Connors

1501 Nickerson Street, Austin, TX 78704

Dear Michele,

Ambiq Micro, Inc. (“Company”) is delighted to offer you employment as General Counsel beginning on January 5, 2026 (the “Start Date”). This letter states the complete terms and conditions of your offer. Please sign the letter electronically if you agree to these terms and conditions. You will report to Fumihide Esaka, CEO, who will primarily evaluate your performance.

1. Compensation. You will be compensated at $325,000.00 per year, less all applicable deductions and withholdings. You will be paid semi-monthly according to the Company’s practice and policy. As a full-time, exempt employee, you will be expected to work the Company’s regular business hours and additional time as may be required by the nature of your work assignments, and you will not be eligible for overtime compensation. Additionally, the expectation is that the candidate will maintain a regular in-office presence five days a week. You will be eligible for fringe benefits on the same terms as benefits are provided to other Company employees. Benefits information is available upon request.

2. Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee (or an authorized committee thereof), you will be eligible to receive restricted stock units (“RSUs”) with a target value of $650,000.00 (the “Target Value”). The number of RSUs will be determined by dividing the Target Value by the average of the daily closing share prices of the Company’s common stock (“Common Stock”) for the 30-trading day period ending 5 calendar days before the grant date (rounded down to the nearest whole RSU).

Each RSU will represent the right to receive one share of Common Stock (“Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth in the Company’s 2025 Equity Incentive Plan, as amended from time to time (the “Plan”), and the Company’s standard form of restricted stock unit grant notice and agreement thereunder (the “RSU Agreement”).

The RSUs will vest over approximately 4 years, with 25% of the RSUs vesting on the first anniversary of the Vesting Commencement Date (as defined below), and 1/16th of the RSUs vesting on each Quarterly Vesting Date (as defined below) thereafter, subject to you remaining in Continuous Service (as defined in the Plan) through each applicable vesting date. “Vesting Commencement Date” means the last Quarterly Vesting Date before your Start Date. “Quarterly Vesting Date” means each of April 1, July 1, October 1, and January 1.

www.ambiq.com

Except as otherwise provided in your RSU Agreement, any unvested RSUs will be forfeited without consideration upon termination of your Continuous Service for any reason. For clarity, the grant of RSUs does not confer upon you any right to continued employment or service with the Company or any of its affiliates. In addition, please note that you will not receive any value in respect of the RSUs unless they vest, and to the extent any RSUs do vest, the value you receive in respect of such vested RSUs generally will depend on the value of the Common Stock at the time the shares of Common Stock are delivered to you in settlement of such vested RSUs.

3. Additional Restricted Stock Unit (RSU) Grant. Subject to the approval of the Company’s Board of Directors or its Compensation Committee (or an authorized committee thereof), you will be eligible to receive restricted stock units (“RSUs”) with a target value of $150,000.00 (the “Target Value”). The number of RSUs will be determined by dividing the Target Value by the average of the daily closing share prices of the Company’s common stock (“Common Stock”) for the 30-trading day period ending 5 calendar days before the grant date (rounded down to the nearest whole RSU).

Each RSU will represent the right to receive one share of Common Stock (“Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth in the Company’s 2025 Equity Incentive Plan, as amended from time to time (the “Plan”), and the Company’s standard form of restricted stock unit grant notice and agreement thereunder (the “RSU Agreement”).

The RSUs will vest over approximately 12 months, with 25% of the RSUs vesting each quarter. “Quarterly Vesting Date” means April 1, July 1, October 1, and January 1.

Except as otherwise provided in your RSU Agreement, any unvested RSUs will be forfeited without consideration upon termination of your Continuous Service for any reason. For clarity, the grant of RSUs does not confer upon you any right to continued employment or service with the Company or any of its affiliates. In addition, please note that you will not receive any value in respect of the RSUs unless they vest, and to the extent any RSUs do vest, the value you receive in respect of such vested RSUs generally will depend on the value of the Common Stock at the time the shares of Common Stock are delivered to you in settlement of such vested RSUs.

4. Sign-On Bonus. You will receive a one-time sign-on bonus of $25,000.00 within 30 days after you start, subject to applicable tax withholdings. Should you voluntarily resign from the Company for any reason within the first 12 months, you will be required to repay a pro-rata amount of the bonus based on the number of days you were not employed during such period.

5. PTO. You will be eligible to 15 days of Paid-Time-Off (PTO) per year, which will accrue in semi-monthly increments upon commencement of employment (pro-rated for any partial periods). If any PTO days are unused at the end of the year, they may be carried over to the following year, capped at 22.5 days. Vacations must be scheduled in consultation with your supervisor to minimize disruption to the company’s business.

6. Confidentiality Agreement. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your Start Date, you must therefore execute the Company’s Confidentiality and Inventions Assignment Agreement, which you will find as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

7. At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company. Given the “at-will” nature of your employment, the Company reserves the right to change the terms of your employment and its general employment policies and procedures from time to time in its sole discretion.

8. Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise under or relate to this letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, execution, or interpretation of this letter, your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in Austin, Texas in accordance with the applicable JAMS rules then in effect (provided that, if such rules conflict with this Section in any manner, the terms of this Section shall control). Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; any applicable state labor laws, statutes, codes or regulations; and Claims in contract, tort, or common law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; and (b) exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this letter shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10. Miscellaneous. This letter together with your Confidentiality and Inventions Assignment Agreement states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidentiality and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. The terms of this letter may not be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This letter is governed by the laws of Texas, without reference to conflicts of law principles. If any provision of this letter shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter, no waiver of any right hereunder shall be effective unless it is in writing.

This offer is contingent upon a satisfactory return of a routine background check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

We look forward to having you join us at Ambiq Micro, Inc. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Confidential Information and Inventions Assignment Agreement and return to me by November 21, 2025. If you have any questions about the terms of this offer, please don’t hesitate to call me to discuss them at your earliest convenience.

Sincerely

/s/ Kris Potrafka

Kris Potrafka

Vice President – Human Resources

Ambiq

I understand that I am consenting to sign this document electronically, and that the electronic signature created has the same legal effect as a traditional pen and ink signature.

/s/ Michele Connors